Exhibit 10.1


February 18, 1997



Angelo Santinelli
51 Silver Hill Road
Sudbury, MA  01776


Dear Angelo:

I am pleased that you have accepted the position of Vice President, Worldwide Marketing/Enterprise Sales. A copy of your new compensation plan is attached for your review.

In addition to the compensation described on the attached documentation, the following special arrangements have been agreed to: in the event of involuntary termination of your employment from Shiva, you will be eligible to receive your then current base salary for up to six months following your termination or until you commence subsequent employment, whichever comes first. In addition, Shiva would continue your Medical and Dental coverage, under COBRA, with Shiva paying the COBRA premiums for up to twelve months, or until you obtain similar coverage elsewhere.

I am confident that you will be successful in this new role and will be instrumental in moving Shiva toward it's 1997 goals.




Sincerely,

/s/ Woody Benson

Woody Benson

Sr. Vice President, WW Sales and Marketing
Shiva Corporation